November 2016 Pricing Sheet dated November 16, 2016 relating to Preliminary Pricing Supplement No. 1,141 dated October 31, 2016 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger PLUS due December 5, 2018

Based on the Performance of the Common Stock of Apple Inc.

Principal at Risk Securities

PRICING TERMS – NOVEMBER 16, 2016
Issuer:		Morgan Stanley
Maturity date:		December 5, 2018
Valuation date:		November 30, 2018, subject to postponement for non-trading days and certain market disruption events
Underlying shares:		Common Stock of Apple Inc. (“Apple Stock”)
Aggregate principal amount:		$817,370
Payment at maturity:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:

$10 + ($10 x absolute share return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on Apple Stock.

If the final share price is less than the trigger level:

$10 × share performance factor

This amount will be less than the stated principal amount of $10, and will represent a loss of at least 20%, and possibly all, of your investment.

Leveraged upside payment:		$10 x leverage factor x share percent change
Leverage factor:		150%
Share percent change:		(final share price – initial share price) / initial share price
Absolute share return:		The absolute value of the share percent change. For example, a –5% share percent change will result in a 5% absolute share return.
Share performance factor:		final share price / initial share price
Initial share price:		$109.99, which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:		1.0, subject to adjustment in the event of certain corporate events affecting Apple Stock
Maximum payment at maturity:		$12.41 per Trigger PLUS (124.10% of the stated principal amount)
Trigger level:		$87.992, which is 80% of the initial share price
Stated principal amount / issue price:		$10 per Trigger PLUS (see "Commissions and issue price" below)
Pricing date:		November 16, 2016
Original issue date:		November 21, 2016 (3 business days after the pricing date)
CUSIP / ISIN:		61766A574 / US61766A5746
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:		$9.60 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Trigger PLUS	$10.00	$0.201)
		$0.05(2)	$9.75
Total	$817,370	$20,434.25	$796,935.75

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each Trigger PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” and “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary pricing supplement.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 1,141 dated October 31, 2016

Prospectus Supplement dated November 19, 2014

Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.